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                                                                   EXHIBIT 10.19

March 11, 2001


Robert M. Devlin
Chairman, Chief Executive Officer and
President
American General Corporation
2929 Allen Parkway
Houston, Texas 77019-2155

Dear Mr. Devlin:

          In connection with the transactions (the "Transactions") contemplated by the Agreement and Plan of Merger, dated as of the date hereof, among Prudential plc (the "Parent"), Holborn Delaware Partnership, Ascend Merger Corp. and American General Corporation (the "Company") (the "Merger Agreement"), Parent, Company and you desire to agree to certain amendments and supplements to your current employment agreement with Company, dated as of February 1 1998, and amended as of April 30 1998 and May 1 2000 (the "Employment Agreement"), and your Split-Dollar Agreement between Company and Michael H. Devlin II and Matthew
B. Devlin, as Trustees of The Robert M. Devlin Generation-Skipping Trust, dated May 15 1998 (the "Split-Dollar Agreement"). The terms of this letter agreement and the amendments and supplements to the Employment Agreement and Split Dollar Agreement described herein will become effective upon, and are subject to, the Effective Time (as such term is defined in the Merger Agreement (other than the provisions of Paragraphs 9 and 11, which shall become effective upon your execution of this letter agreement). Unless otherwise specified, capitalized terms used herein without definition shall have the meanings assigned hereto in the Employment Agreement.

     1. Company Position; Certain Compensation. Effective upon the Effective Time and thereafter during the term of your employment with Company, you will serve as President, Chief Executive Officer and Chairman of Company (and the operations of Company will include Jackson National Life), as Deputy Chairman of Parent and report directly to the Parent CEO. You hereby acknowledge and agree that neither the consummation of the Transactions (including the result that Company becomes a subsidiary of Parent) nor any changes in your title, position, duties, responsibilities and authority contemplated by this paragraph 1 or this letter agreement constitutes or will constitute any of the events described in the definition of Good Reason under the Employment Agreement.

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          Notwithstanding any provision of the Employment Agreement to the contrary, but subject to your continued employment with the Company until the payment or award date, as applicable, (i) your annual bonus for calendar year 2001, payable to you in calendar year 2002, shall not be less than your annual bonus for calendar year 2000 paid to you in calendar year 2001 and prior to the date hereof and (ii) in calendar year 2002, you will receive an annual grant of equity based awards with respect to the ordinary shares of Parent that is at least equal in value (determined using the Black-Scholes valuation method with respect to options and in a manner consistent with the prior practices of the Company) to the value (as so determined) of all options, restricted shares and Performance Awards contained in a Performance Based Restricted Stock Award with respect to shares of the Company common stock that were granted to you in calendar year 2001 and prior to the date hereof. Company and Parent hereby acknowledge that a breach of this paragraph shall constitute Good Reason under the Employment Agreement.

          2. Directorship with Parent. Effective as soon as practicable following the Effective Time and thereafter during the term of your employment with Company, you shall serve as an executive member of the Board of Directors of Parent (the "Parent Board"). The terms of your appointment are set out below:

          (a) Your appointment as an executive director of Parent is subject to Parent' Articles of Association, to be adopted upon the Closing of the Transactions, as thereafter amended from time to time (the "Articles") and the Articles will prevail in the event of any conflict between them and these terms in this Paragraph 2. The Articles require that directors submit themselves for re-election periodically. You will be required to submit yourself for re-election in 2004 at which time you will be nominated for re-election by the Parent Board. If you are not re-elected, your appointment as director will automatically terminate. Such termination will be without prejudice to your rights under your Employment Agreement, as amended by this letter agreement. Parent and Company hereby acknowledge that such failure to be re-elected will constitute Good Reason under the Employment Agreement.

          (b) During your appointment, you will be required to devote such time to your duties as the Parent Board reasonably considers necessary. You will be required to attend the annual general meeting of Parent, regular and emergency Parent Board meetings, any extraordinary general meeting of Parent and to serve on any committees of the Parent Board to which you are appointed, provided that such requirements shall be reasonable and consistent with your Employment Agreement. Relevant dates and details will be notified to you appropriately in advance.

          (c) You will not receive any separate consideration in addition to your compensation under your Employment Agreement in respect of your appointment as a director of Parent or the termination of your service as a director. Since you will be a director of Parent, the remuneration committee of Parent will determine any future remuneration, along with that of the other directors of Parent, in accordance with the requirements of good corporate governance and any codes, regulations and listing rules applicable to Parent from time to time but subject to the terms of your Employment Agreement, as amended by this letter agreement, Split Dollar Agreement and Supplemental Executive Retirement Agreement dated as of February
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1 1998, as amended April 30 1998 and May 1 2000 (as so amended, the
"Supplemental Executive Retirement Agreement"), to the extent each is applicable.

          (d) Parent will reimburse you for all reasonable out of pocket expenses necessarily incurred by you in carrying out your duties as director.

          (e) You will be covered by the directors' and officers' liability insurance covering other members of the Parent Board.

          (f) As a director of Parent you will perform services for Parent and also for any other company in the Parent Group (the Parent Group in this letter agreement means Parent and any subsidiary of Parent (with subsidiary having the meaning given by section 736 Companies Act 1985)), but only to the extent such duties are consistent with your Employment Agreement, and you must act in the best interests of Parent.

          (g) You will comply with the provisions of the UK Listing Authority's Model Code for Securities Transactions by Directors of Listed Companies and any rules and regulations laid down by Parent from time to time in relation to such matters. A copy of Parent' Guidance Notes for Directors is attached.

You acknowledge and agree that the timing of the grant and exercise of any options to purchase ordinary shares of Parent held by you (including any such options you receive upon conversion of your existing Company options in connection with the consummation of the Transactions) will be subject to the UK Listing Authority's Model Code and to any internal rules and policies of Parent.

          (h) In view of the sensitive and confidential nature of Parent business you agree that for so long as you are a director of Parent you will not, without the prior written consent of the Chairman and the Chief Executive Officer of the Parent Board, which shall not be withheld unreasonably, be engaged or interested in any capacity in any business or with any company which is, in the reasonable opinion of the Chairman and the Chief Executive Officer of the Parent Group, competitive with Company or the business of any company in the Parent Group. The ownership of up to one percent (1%) of any class of the outstanding securities of any corporation (or equivalent ownership of another business entity) shall not constitute an interest in such corporation or business entity which violates the immediately preceding sentence.

          (i) You agree that you will not make use of, divulge or communicate to any person (save in the proper performance of your duties or as required by applicable law or any court or governmental authority having jurisdiction) any of the trade secrets or other confidential information of or relating to any company in the Parent Group which you have received or obtained. This restriction shall continue to apply after the termination of your appointment as director of Parent without limit in point of time but shall cease to apply to information or knowledge which comes into the public domain otherwise than through your default or which shall have been received by you from a third party entitled to disclose the same to you.

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          (j) Upon notice of termination of your employment with Company, howsoever arising and whether or not any dispute exists concerning the termination, you shall forthwith or upon request of Parent, resign from office as a director of Parent and all other offices held by you in any other companies in the Parent Group. In addition, you will also resign from any membership of any organization to which you are appointed as a representative of any company in the Parent Group. Should you fail to do so, Parent is hereby irrevocably authorized to appoint some person in your name and on your behalf to sign any documents and do anything necessary or requisite to give effect thereto. Any such resignation shall not prejudice your rights under the Employment Agreement, as modified by the terms of this letter agreement.

          (k) You agree that upon termination of your employment with Company or upon termination of your appointment as a director of Parent, you will immediately deliver to Parent all property belonging to Parent or any member of the Parent Group (other than as provided in the Employment Agreement), including all documents or other records made or compiled or acquired by you during your appointment concerning the business, finances or affairs of the Parent Group (other than any documents or other records relating to your employment under the Employment Agreement or relating to the Split Dollar Agreement or the Supplemental Executive Retirement Agreement).

          3. Closing of the Transactions Constitutes a Change in Control. Company and Parent hereby acknowledge and agree that the Closing of the Transactions will constitute a "Change in Control" within the meaning of the Employment Agreement and, accordingly, in the event of the termination of your employment (a "Qualifying Termination") at any time during the 36 month period following the Effective Time (x) by the Company without Cause (other than any such termination due to your death or Disability) or (y) by you for Good Reason (the existence of Cause, Disability and Good Reason to be determined in accordance with the definitions thereof contained in the Employment Agreement as modified pursuant to Paragraphs 1, 2, 4, 5, 6 and 10 of this letter agreement), you will be entitled to the payments and benefits provided for under the terms of the Employment Agreement in the event of a Qualifying Termination (the "Change in Control Severance Benefits"). You hereby agree to waive your right under the Employment Agreement to terminate your employment without Good Reason during the one year period immediately following the Effective Time and receive the Change in Control Severance Benefits and, accordingly, you hereby acknowledge and agree that in the event you terminate your employment during such one year period without Good Reason, you will not be entitled to the Change in Control Severance Benefits. Notwithstanding the immediately preceding sentence, you shall receive the Change in Control Severance Benefits if you terminate your employment with or without Good Reason under the Employment Agreement within the one year period following any "change in control" of Company or any "change in control" of Parent (as each such phrase is defined in Section 6.18(l) of the Company Disclosure Letter to the Merger Agreement) occurring at any time during the three year period immediately following the Effective Time (a "Post-Transaction Change in Control").

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          4.   Modification to Definition of Good Reason in Connection with
Transactions.

          (a) You hereby agree that the definition of Good Reason in the Employment Agreement is hereby amended, effective as of the Effective Time, by replacing the entire text of Section 22(r)(I) of the Employment Agreement with the following:

          "the removal of the Executive from the Parent Board or the failure of Executive to be re-elected to serve as a director of the Parent Board or the assignment of duties or responsibilities to the Executive which are inconsistent with his position as an executive director of the Parent Board or any breach of the first sentence or the last paragraph of Section 1 of the letter agreement between the Executive and Parent, dated as of March 11, 2001,"

provided, however, the change made in this Paragraph 4(a) to the terms of
Section 22(r)(I) of Employment Agreement shall not be effective and the terms of
Section 22(r)(I) of the Employment Agreement as in effect on the date hereof shall again become effective in the event of a Post-Transaction Change in Control.

          (b) You hereby acknowledge and agree that notwithstanding the provisions of Section 5 and 22(r)(III) of the Employment Agreement, if, at any time in the future (other than any time following a Post-Transaction Change in Control), your principal place of employment is relocated to New York such relocation will not constitute Good Reason under the Employment Agreement.

          5. Modification of notice period. The first and second sentences of
Section 7(d)(ii) of the Employment Agreement are hereby replaced, effective as of the Effective Time, as follows: "The Executive may terminate the Executive's employment hereunder without Good Reason upon giving notice of one month to the Company. In the event of such a termination, the Executive shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive's termination of employment longer than twelve months beyond the giving of the Executive's Notice of Termination." During any transition period permitted by reason of the amendment set forth in this Paragraph 5, the Executive shall receive the same compensation and benefits required to be provided to him under the Employment Agreement immediately prior to the giving of the Executive's Notice of Termination. Notwithstanding the foregoing, the changes made in this Paragraph 5 to the terms of the first and second sentences of Section 7(d)(ii) of Employment Agreement shall not be effective and the terms of the first and second sentences of Section 7(d)(ii) of the Employment Agreement as in effect on the date hereof shall again become effective in the event of a Post-Transaction Change in Control.

          6. Modification of Non-competition restrictions. You hereby agree that, effective as of the Effective Time, the phrase "or in a Special Termination" in the third sentence of Section 13(b) and the first sentence of
Section 13(c) of the
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Employment Agreement shall be replaced by the phrase "or in a Special
Termination" which occurs following a "Post-Transaction Change in Control".

          7. Split-Dollar Agreement. You hereby acknowledge and agree (and undertake to cause the Trustees to consent and agree) that Company shall have no obligation by virtue of the Transactions to make a payment of a single lump sum into a rabbi trust as contemplated by Section 6(b) of your Split-Dollar Agreement and in consideration of such agreement Parent and Company hereby agree that the lump sum referred to in the said Section 6(b) shall be paid into a rabbi trust in the event of a Post-Transaction Change in Control. You agree that you will promptly obtain the consent of the Trustees.

          8. Performance Based Plan for Executive Officers. You hereby acknowledge and agree that the Transaction will not constitute a "Change in Control" for the purposes of Section 10 of the Company Performance-Based Plan for Executive Officers.

          9. Affiliate Letter. You hereby agree to execute and deliver to Company and Parent, promptly upon request, an "affiliate" letter acknowledging that you are an "affiliate" of Company and agreeing to comply with the transfer restrictions and other provisions of the Securities Act of 1933, as amended, applicable to affiliates, including, without limitation, Rule 145 promulgated under such Act.

          10. Grants of Reload Options. You hereby acknowledge and agree that neither the termination of the provisions contained in your options to purchase shares of common stock of Company pursuant to which you are granted "re-load options" in connection with certain exercises of such Company options in accordance with the Merger Agreement nor the fact that any options to purchase ordinary shares of Parent that may be granted to you at or after the Effective Time do not contain any provision for re-load options will constitute Good Reason for any purpose of the Employment Agreement.

          11. Sale of Parent Shares. You hereby agree that you will not sell or otherwise transfer or dispose of any shares of Company common stock prior to the Closing (or the date on which the Merger Agreement is terminated, if earlier), including any such shares acquired upon the exercise of any options to purchase shares of Company common stock ("Company Options"), any restricted shares of Company common stock or any shares of Company common stock transferred to you in respect of any Company share units or phantom shares, provided that in the event that, prior to the Effective Time and in accordance with the terms thereof (and elections with respect thereto) currently in effect, any such restricted shares of common stock become vested or any shares of Company common stock are transferred to you in respect of any Company share units or phantom shares, you shall be permitted to sell that number of shares of Company common stock having an aggregate sales price equal to the Tax Liability incurred by you and currently due in connection with the vesting or transfer, as applicable, of such shares.

          "Parent Covered Shares" shall mean all such ordinary shares of Parent
(i) received by you in the Transactions in exchange for those shares of Company
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common stock (the "Restricted Company Shares") which were subject to forfeiture restrictions which lapsed immediately prior to the Effective Time (including ordinary shares received in exchange for restricted shares of Company common stock, shares of Company common stock represented by the Performance Award portion of a Performance Based Restricted Stock Award which accompanied the grant of restricted shares and shares of Company common stock subject to restricted share units) and (ii) to be issued or transferred to you upon exercise of options for ordinary shares of Parent acquired by you pursuant to the Merger Agreement upon the conversion of those Company Options (the "Accelerated Company Options") which became vested and exercisable immediately prior to the Effective Time. "Parent Tax Shares" shall mean, with respect to the Tax Liability (as defined below), the aggregate number of ordinary shares of Parent having an aggregate sales price (net of commissions) immediately prior to the time a portion of the Tax Liability becomes due and payable which is equal to such portion of the Tax Liability. "Tax Liability" shall mean the actual income and employment tax liability incurred by you in connection with the vesting (immediately prior to the Effective Time) of the Restricted Company Shares.

          You hereby agree that you will not sell or otherwise transfer or dispose of any Parent Covered Shares during the three year period immediately following the Effective Time, provided that (i) you may sell up to one-third (the "Permitted Proportion") of the Parent Covered Shares during each of the first, second and third twelve month periods immediately following the Effective Time provided that to the extent you do not sell any or all of the Permitted Proportion of the Parent Covered Shares in any such twelve month period, you may sell a number of Parent Covered Shares equal to the part of the Permitted Proportion not sold in the previous twelve month period or periods in the next succeeding twelve month period or periods, (ii) during a reasonable period (not to exceed 60 days) on or after the date an income tax portion of the Tax Liability in respect of any Parent Covered Shares received in exchange for Restricted Company Shares becomes due and payable, you may sell a number of Parent Tax Shares having an aggregate sales price (net of commissions) at such time equal to such due and payable income tax portion of the Tax Liability in respect of such Ranger Covered Shares and (iii) you may transfer Parent Covered Shares and, if permitted by the terms of any option to which Parent Covered Shares are subject, you may transfer such an option to your spouse, children or grandchildren (including adopted children, step children and grandchildren ("Immediate Family"), to a trust solely for the benefit of you and your Immediate Family, to a partnership or limited liability company whose only partners or shareholders are, and remain, you and members of your Immediate Family or to a charitable foundation established by you subject to such transferee entering into an agreement in such form as Parent shall require by which the transferee agrees to be bound by the same restrictions on sale, transfer or disposal as apply to you by virtue of this paragraph 11. Notwithstanding the foregoing provisions of this paragraph 11, all restrictions on the sale, transfer or disposal of Parent Covered Shares shall immediately lapse upon the earlier of (i) any termination of your employment on or after the Effective Time due to your death or Disability or by Company without Cause or by you for Good Reason (as such term is defined in the Employment Agreement as modified by the terms of this letter agreement) or (ii) a Post-Transaction Change in Control.

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          Without limiting the generality of the foregoing, and for the avoidance of doubt, (i) any ordinary shares of Parent (A) received by you in the Transactions or (B) otherwise acquired by you before or after the Transactions other than in exchange for the Restricted Company Shares or upon exercise of the converted Accelerated Company Options shall not be Ranger Covered Shares and shall not be subject to any of the resale restrictions set forth in this letter agreement and (ii) prior to the Effective Time, you shall have the right to elect to have Company satisfy the portion of any Tax Liability required to be withheld by Company related to the lapsing of the restrictions on any or all of the Restricted Company Shares to be satisfied by directing Company to withhold payment and transfer of the number of Restricted Company Shares having a value equal to such portion of the Tax Liability.

          12. Grant of New Option Over Parent Shares. Parent hereby agrees that it will grant you an option to acquire the greatest number of whole ordinary shares in Parent ("Parent Shares") that is equal to, but not in excess of, the product of (i) the number of Parent Shares having a value, based on the closing middle market quotation of a Parent Share on the date on which the Effective Time occurs, that is equal to the Tax Liability and (ii) 1.75. Parent will grant the option within 15 days after the Effective Time or, if Parent is then prohibited by virtue of any code, regulation, listing rule or law from granting the option, within 15 days of the date when it ceases to be so prohibited. The exercise price per Parent Share payable upon exercise of the option will be equal to the closing middle market quotation of a Parent Share on the date the option is granted.

          The term of the option will be ten years. The option will be exercisable only on or after the third anniversary of the Effective Time. The option will not be exercisable unless you have remained in employment with Company until such date, provided that if, prior to such date, you die or your employment terminates due to your Disability or you terminate your employment under the Employment Agreement for Good Reason (as such term is defined in the Employment Agreement, as modified by the terms of this letter agreement) or Company terminates such employment without Cause you will be entitled to exercise the option on or after the third anniversary of grant until the tenth anniversary of grant. If your employment terminates for any other reason the option will lapse and be cancelled immediately upon such termination.

          12. Vesting of Parent Equity Awards. In the event of a Post-Transaction Change in Control, all then outstanding options and other equity awards with respect to Parent Shares previously granted to you will become fully vested and any transfer or forfeiture restrictions applicable thereto will lapse, in each case, effective upon consummation of the transaction constituting the Post-Transaction Change in Control.

          13. Miscellaneous. The terms of the Employment Agreement are hereby confirmed except to the extent specifically modified by the terms of this letter agreement. Notwithstanding any other provision of this letter agreement, upon any termination of your employment before the Effective Time due to your death or Disability, this letter agreement shall terminate and shall be deemed null, void and of no effect ab initio. In accordance with Section 16 of the Employment Agreement,
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Parent shall require the Surviving Corporation (as defined in the Merger
Agreement) to assume and agree to perform the Employment Agreement, as amended by this letter agreement, in the same manner and to the same extent that Company would be required to perform it if the Transactions had not taken place.

          14. Governing Law. The terms of this letter agreement shall be governed by the laws of the State of Texas save that your service on the Parent Board as provided in paragraph 2 and the grant of new options over Parent Shares in paragraph 12 shall be governed by the laws of England and Wales.


                                       ***
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          To evidence and confirm your agreement to all of the terms and conditions set forth in this letter agreement, please execute the enclosed copy of this letter agreement in the space provided below and return the executed copy to the Company Secretary of Parent.

SIGNED as a DEED and    )
DELIVERED by            ) /s/ ROBERT M. DEVLIN
ROBERT M. DEVLIN        )
in the presence of:     )
Rob Reil                )
65 Fleet Street, London )



SIGNED by               )
                        ) /s/ MARK S. BERG
for and on behalf of    )
AMERICAN GENERAL        )
CORPORATION             )



SIGNED by               )
                        ) /s/ JONATHAN W. BLOOMER
for and on behalf of    )
PRUDENTIAL PLC          )